EXHIBIT 5.1

90 Park Avenue
New York, NY 10016

212-210-9400 | Fax: 212-210-9444

December 26, 2024

Ready Capital Corporation

1251 Avenue of the Americas, 50th Floor

New York, NY 10020

Re:	Ready Capital Corporation — Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Ready Capital Corporation, a Maryland corporation (the “Company”), in connection with the Company’s filing of the above referenced registration statement and related proxy statement / prospectus included therein (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) related to, among other things, the registration under the Securities Act of 1933, as amended (the “Securities Act”), of shares (the “Common Shares”) of common stock, par value $0.0001 per share (“Common Stock”), of the Company (not to exceed the authorized but unissued and unreserved shares of Common Stock as of the date of the Directors’ Resolutions (as defined herein)), which Common Shares are issuable in connection with the closing of the Merger in accordance with the Merger Agreement (as defined herein). The Common Shares will be issued: (i) upon the Closing of the Merger in exchange for (a) the issued and outstanding common shares of beneficial interest, par value $0.01 per share (“Trust Shares”), of United Development Funding IV, a Maryland real estate investment trust (the “Trust”), and (b) restricted stock units granted by the Trust and payable in whole or in part in Trust Shares, or the value of which is determined with reference to Trust Shares, outstanding immediately prior to the effective time of the Merger; and (ii) pursuant to the terms of the contingent value rights (“CVRs”) to be issued pursuant to the Contingent Value Rights Agreement (the “CVR Agreement”) by and among the Company and Computershare Inc. and its affiliate Computershare Trust Company, N.A., to be entered into prior to the closing of the Merger.

The Common Shares are to be issued in connection with the merger (the “Merger”) of the Trust with and into RC Merger Sub IV, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (the “Merger Sub”), and the other transactions contemplated by the Agreement and Plan of Merger, dated November 29, 2024, by and among the Company, Merger Sub and the Trust (the “Merger Agreement”). This opinion is being furnished in accordance with the requirements of Item 21 of the Commission’s Form S-4 and Item 601(b)(5) of Regulation S-K under the Securities Act.

In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents, including, without limitation, resolutions adopted by the boards of directors of the Company, including the resolutions adopted on November 29, 2024 (the “Directors’ Resolutions”), or other governing bodies or controlling entities of the Company and the organizational documents of the Company, certificates of officers and representatives (who, in our judgment, are likely to know the facts upon which the opinion or confirmation will be based) of the Company, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein. We have assumed that (i) the Common Shares will not be issued or transferred in violation of the restrictions or limitations contained in the Company’s charter, (ii) upon the issuance of the Common Shares subsequent to the date hereof, the total number of shares of Common Stock of the Company issued and outstanding, after giving effect to the issuance of the Common Shares, plus the total number of shares of Common Stock of the Company that are reserved but unissued, will not exceed the total number of shares of Common Stock that the Company is authorized to issue under its charter, and (iii) the due execution and delivery of the CVR Agreement, in the form attached to the Merger Agreement, prior to the closing of the Merger.

As to certain factual matters relevant to this opinion letter, we have relied upon the representations and warranties made in the agreements and other documents entered into or to be entered into by the Company in connection with the issuance of the Common Shares, including, without limitation, the Merger Agreement and the CVR Agreement, certificates and statements of responsible officers of the Company, and certificates of public officials. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion or belief as to matters that might have been disclosed by independent verification.

In our examination of the relevant documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Our opinion set forth below is limited to the laws of the State of Maryland. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

Based upon the foregoing, and subject, in all respects, to the assumptions, qualifications and limitations set forth in this opinion letter, it is our opinion that, when issued and delivered by the Company in accordance with the Directors’ Resolutions, the Registration Statement, the Merger Agreement, and the CVR Agreement, the Common Shares will have been duly authorized for issuance by all necessary corporation action on the part of the Company, and such Common Shares will be validly issued, fully paid and nonassessable.

This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement, and may not be used, circulated, quoted or otherwise referred to or relied upon for any other purpose without our prior written consent, which may be granted or withheld in our sole discretion. The only opinions rendered by us consist of those matters set forth in the immediately preceding paragraph, and no opinion may be implied or inferred beyond the opinions expressly stated. Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement, and to the reference to this law firm under the caption “Legal Matters” in the proxy statement / prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Alston & Bird LLP